UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2005 (February 7, 2005)

News Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32352	26-0075658

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 Avenue of the Americas, New York, New York 10036

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 852-7000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On February 7, 2005, News Corporation (the “Company”) announced that a hearing has been scheduled to be held in the Court of Chancery of the State of Delaware on March 1, 2005, to rule on plaintiffs’ motion for a preliminary injunction prohibiting completion of the Company’s previously announced exchange offer for outstanding shares of Fox Entertainment Group, Inc.’s (“Fox”) Class A common stock. The Company also announced that it has extended the exchange offer, previously scheduled to expire at midnight on February 22, 2005, until midnight, New York City time, on March 4, 2005. Plaintiffs’ motion for a preliminary injunction was brought in connection with a previously filed purported class action lawsuit on behalf of Fox stockholders other than the Company. The Company believes that these claims are without merit and intends to vigorously contest such allegations.

Also on February 7, 2005, the Court of Chancery of the State of Delaware entered an order consolidating the previously filed purported class action complaints brought on behalf of Fox stockholders other than the Company challenging the offer, designating the amended class action complaint filed by certain plaintiffs in connection therewith on January 27, 2005, as the operative complaint in the consolidated action and captioning the consolidated action as In Re Fox Entertainment Group, Inc. Shareholders Litigation, Consolidated C.A. No. 1033-N.

Attached as exhibit 99.1 is the press release issued by the Company announcing the hearing date and the extension of the exchange offer for all outstanding shares of Fox Class A common stock.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release announcing the hearing date and the extension of the exchange offer for all outstanding shares of Fox Class A common stock, dated February 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2005

NEWS CORPORATION

By:	/s/ Lawrence A. Jacobs

	Name:	Lawrence A. Jacobs
	Title:	Senior Executive Vice President
and Group General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release announcing the hearing date and the extension of the exchange offer for all outstanding shares of Fox Class A common stock, dated February 7, 2005.